Exhibit 10.1

EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Employment Agreement”) is dated as of February 20, 2017 (the “Effective Date”) between KGH Intermediate Holdco II, LLC (the “Company”), and Phung Ngo-Burns, an individual (the “Employee”).
Recitals

A.
The Company desires to employ the Employee as its Chief Accounting Officer, and the Employee desires to be employed by the Company, in a position involving performing services for the exclusive benefit of the Company, on the terms and subject to the conditions of this Employment Agreement.

B.	The Company is currently engaged in the business of integrated oil and gas well completions services including horizontal and vertical hydraulic fracturing.

C.
In connection with the Employee’s employment, the Company has and promises to continue to provide to the Employee during the Employment Period (as defined below), and the Employee has and during the Employment Period will continue to have access to, sensitive, confidential business information and practices as well as trade secrets of the Company and its affiliates to which the Employee otherwise would not have had access and which trade secret information the Company must protect to maintain its competitive advantage in the marketplace.

D.	The Employee is considered an executive or manager of the Company.

E.
It is understood that the protections provided to the Company in this Employment Agreement are necessary to protect the Company’s trade secrets, relationships with its clients, as well as the goodwill of the Company’s business.

Agreement
In consideration of the foregoing and of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1)
Duties. The Employee will focus her efforts on behalf of the Company on oversight and management of all aspects of Accounting, Treasury, and Tax in the United States and will have such duties and responsibilities as may be delegated or assigned to her from time to time by her supervisor. The Employee shall perform her duties and responsibilities primarily from the Company’s corporate headquarters when not traveling for business and shall travel as necessary to perform her duties and responsibilities. The Employee will provide services hereunder on a substantially full time basis. The Employee understands that it shall be a violation of this Employment Agreement for the Employee to engage in any outside activities in oilfield well completion services business in the United States while employed by the Company as set forth more fully in Section 4(c).

2)
Term. The Employee’s employment with the Company shall be at-will and shall be for no definite term. As used in this Employment Agreement, the term “Employment Period” shall mean the entire period commencing on the Effective Date and ending on the date on which the Employee’s employment by the Company is terminated for any reason. Upon termination of the Employee’s employment for any reason, the provisions of Section 4 of this Employment Agreement will survive and remain effective, as specified herein, and the Company and the Employee shall be entitled to enforcement of its and her, as the case may be, rights hereunder.

3)
Compensation and Benefits. As full compensation for all services to be rendered by the Employee to the Company during the Employment Period, the Employee shall receive the following compensation and benefits:

a)
Base Salary. The Company will pay the Employee an annual base salary of $260,000.00 (“Base Salary”). All payments of Base Salary will be made in installments according to the Company’s regular payroll practice, prorated monthly or weekly when appropriate, and subject to any withholdings that are required by law.

b)
Bonus. The Employee shall be eligible for an annual performance bonus targeted at 60% of annual Base Salary based on achievement of annual performance criteria established by the Company. Any such annual bonus shall be payable only if the Employee is employed by the Company on the date the annual bonus is paid.

c)
Sign-on Bonus. The Executive shall receive a sign-on bonus (the 'Sign-on Bonus") equal to $25,000, payable no later than fourteen (14) days following the Effective Date. The Executive will be required to repay the Sign-on Bonus in the event of Executive's termination for Cause or voluntary resignation within 12 months of the Effective Date.

d)
Paid Time Off. The Employee shall be entitled to 4 weeks of Paid Time Off (“PTO”) in accordance with Company policies and practices. In addition, the Employee shall be eligible for Company paid holidays as set forth annually. PTO must be pre-approved by the Employee’s supervisor and shall be requested in a timely fashion in accordance with Company policy.

e)
Long-Term Incentive. The Employee shall be eligible to participate in Long-Term Incentive (“LTI”) programs generally offered by the Company to employees in roles with similar levels of responsibility. The Employee’s participation under any LTI program shall be subject to the terms of the LTI program and any applicable award agreements between the Employee and the Company.

f)
Participation in Employee Benefit Plans. The Employee shall be entitled, if and to the extent eligible, to participate in all employee benefit, welfare, and other plans, practices, policies, and programs generally available to other similarly situated employees of the Company with comparable tenure in accordance with the terms thereof. The Company may at any time or from time to time amend, modify, suspend or terminate any employee benefit plan, program or arrangement for any reason without the Employee’s consent.

g)
Expenses. The Employee shall be entitled to receive reimbursement for all appropriate business expenses incurred by her in connection with her duties under this Employment Agreement in accordance with the policies of the Company as in effect from time to time, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

h)
Withholding of Taxes. The Employee authorizes the Company to withhold from any compensation, bonus, or benefits payable under this Employment Agreement all federal, state, city, and other taxes as shall be required pursuant to any law or governmental regulation or ruling.

i)	Termination.

(i)	Upon any termination of the Employee’s employment, the Employee shall be entitled to receive the following:

(A)	the Employee’s accrued but unpaid Base Salary to the Termination Date;

(B)
any employee benefits that the Employee is entitled to receive pursuant to any employee benefit plan or program of the Company (other than any severance plans) in accordance with the terms of such employee benefit plan or program; and

(C)	expenses reimbursable under Section 3(g) above incurred but not yet reimbursed to the Employee to the Termination Date (collectively, the “Accrued Benefits”).

(ii)
If during the Employment Period, the Company terminates the Employee’s employment without Cause (which may be done at any time without prior notice), and prior to the 60th day after the Termination Date, the Employee has executed and not revoked within any applicable revocation period a general release agreement in a form provided by the Company, then in addition to the Accrued Benefits, the Employee shall be entitled to a severance payment equal to 12 months of the Base Salary on the Termination Date, payable over 12 months following the Termination Date in equal monthly installments. Payment of any such severance payments shall begin on the 60th day after the Termination Date and any payment thereof that would otherwise have been owed to the Employee prior to the 60th day after the Termination Date shall be made to the Employee on the 60th day after the Termination Date.

(iii)
Except as specifically otherwise provided in this Section 3(i), if the Employee’s employment with the Company is terminated for any reason, the Company shall no longer be obligated to pay to the Employee any compensation or benefits that would have otherwise been provided pursuant to this Employment Agreement.

4)	Certain Covenants of the Employee.

a)
Independent Agreement. The provisions of this Section 4 (collectively, the “Restrictive Covenants”) shall be construed as an agreement independent of any other provisions of this Employment Agreement or of any other agreement between the Employee and the Company, and the breach of any provision of this Employment Agreement or existence of any claim or cause of action of the Employee against the Company shall not constitute a defense to the enforcement by the Company of the Restrictive Covenants.

b)	Confidentiality.

i)
During the course of the Employee’s employment by the Company and its predecessors (prior to and during the Employment Period), the Employee has had and will have access to certain trade secrets and confidential information relating to the Company and its affiliates (the “Protected Parties”) which is not readily available from sources outside the Company. The confidential and proprietary information and, in any material respect, trade secrets of the Protected Parties are among their most valuable assets, including but not limited to, their customer, supplier and vendor lists, databases, competitive strategies, computer programs, frameworks, or models, their marketing programs, their sales, financial, marketing, training and technical information, and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Protected Parties create, develop, acquire or maintain their products and marketing plans, target their potential customers and operate their drilling and hydraulic fracturing services and other businesses. The Protected Parties invested, and continue to invest, considerable amounts of time and money in their process, technology, know-how, obtaining and developing the goodwill of their customers, their other external relationships, their data systems and data bases, and all the information described above (hereinafter collectively referred to as “Confidential Information”), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Protected Parties. The Employee acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Protected Parties. The Employee shall hold in a fiduciary capacity for the benefit of the Protected Parties all Confidential Information relating to the Protected Parties and their businesses, which shall have been obtained by the Employee during the Employee’s employment by the Company and which shall not be or become public knowledge (other than by acts by the Employee or representatives of the Employee in violation of this Employment Agreement). The Employee shall not, during the period the Employee is employed by the Company or at any time thereafter, disclose any Confidential Information, directly or indirectly, to any Person for any reason or purpose whatsoever, nor shall the Employee use it in any way, except (A) in the course of the Employee’s employment with, and for the benefit of, the Protected Parties, (B) to enforce any rights or defend any claims hereunder or under any other agreement to which the Employee is a party; provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto, (C) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of any of the Keane Companies or by any administrative or legislative body (including a committee thereof) with jurisdiction to order her to divulge, disclose or make accessible such information; provided that the Employee shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment, (D) as to such Confidential Information that becomes generally known to the public or trade without her violation of this Section 4(b)(i), or (E) to the Employee’s spouse, attorney and/or her personal tax and financial advisors as reasonably necessary or appropriate to advance the Employee’s tax, financial and other personal planning (each, an “Exempt Person”); provided, however, that any disclosure or use of Confidential Information by an Exempt Person shall be deemed to be a breach of this Section 4(b)(i) by the Employee. The Employee shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Employee understands and agrees that the Employee shall acquire no rights to any such Confidential Information.

ii)
All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the Business (as defined in Section 4(c)), as well as all customer lists, specific customer information, compilations of product research and marketing techniques of any of the Keane Companies, whether prepared by the Employee or otherwise coming into the Employee’s possession, shall remain the exclusive property of the Keane Companies.

c)
Non-Competition. In consideration of Confidential Information to which the Employee has access to perform her job and to protect the Company’s trade secrets, including without limitation its business methodology and the Employee’s continued employment, the Employee agrees that during the Employment Period and for a period of 12 months thereafter (the “Restricted Period”), in any state (or, where required by applicable state law such smaller political subdivision) in which the Business is then operating or selling its services or products, that the Employee shall not, without the Company’s prior written consent, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of any of the Keane Companies, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit her name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in any business conducted by any of the Keane Companies, including the oilfield well completions services business in the United States, or any business of which the Keane Companies has specific plans to engage in, on the date of the Employee’s termination of employment (the “Business”). Notwithstanding the foregoing, nothing in this Employment Agreement shall prevent the Employee from owning for passive investment purposes not intended to circumvent this Employment Agreement, less than one percent (1%) of the publicly traded common equity securities of any company engaged in the Business (so long as the Employee has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Employee in connection with any permissible equity ownership).

d)
Non-Solicitation or Hire. During the Employment Period and the Restricted Period, the Employee shall not (a) directly or indirectly solicit, attempt to solicit or induce (x) any Person who is a customer of any of the Keane Companies, who was a customer of any of the Keane Companies at any time during the 12 month period immediately prior to the date the Employee’s employment terminates or who was a prospective customer that has been identified and targeted by the Keane Companies immediately prior to the date the Employee’s employment terminates, for the purpose of marketing, selling or providing to any such Person any services or products offered by or available from any of the Keane Companies on the date the Employee’s employment terminates, or (y) any supplier or prospective supplier to any of the Keane Companies to terminate, reduce or alter negatively its relationship with any of the Keane Companies or in any manner interfere with any agreement or contract between any of the Keane Companies and such supplier or (b) hire or engage any employee of any of the Keane Companies (a “Current Employee”) or any person who was an employee of or consultant to any of the Keane Companies during the 12 month period immediately prior to the date the Employee’s employment terminates (a “Former Employee”) or directly or indirectly solicit or induce a Current or Former Employee to terminate such employee’s employment relationship with any of the Keane Companies in order, in either case, to enter into a similar relationship with the Employee, or any other Person.

e)	Assignment of Inventions, Corporate Opportunities, and Company Property.

i)
The Employee shall promptly disclose and hereby assigns to the Company, free from any obligation to the Employee, every invention, product, process, apparatus, concept, improvement, discovery or design, including all of the Employee’s interest therein, that the Employee directly or indirectly, individually or jointly, during the Employment Period may invent, discover, conceive, originate, develop, or reduce to practice, whether patentable, copyrightable or not, relating to the Business, the Confidential Information, the Keane Companies, or the Company’s customers’ actual or demonstrably anticipated research and development. All work product of any kind resulting from the Employee’s services shall be the sole property of the Company. At no additional cost, the Company shall have the right to obtain from the Employee and to hold in its own name, copyrights, trademark registrations, or patents the Company may deem appropriate for the subject matter. The Employee agrees to give the Company all assistance reasonably required to protect the rights set forth in this Section 4(e)(i). The parties intend such work product to be “works made for hire,” as defined in the United States Copyright Act, and the Company shall be deemed the author thereof. In the event and to the extent that such works are deemed not to constitute “works made for hire” as a matter of law, the Employee assigns to the Company in perpetuity the copyright to such works. The Employee shall sign and execute all reasonable assignments and other papers reasonably necessary to vest in the Company the entire right, title, and interest in such works designs, inventions, concepts, improvements, or discoveries.

ii)
During the Employment Period, the Employee promptly shall disclose to the Company any business idea or opportunity that falls within the business engaged in by the Company, which business idea or opportunity shall become the sole property of the Company if the Company elects to pursue such idea or opportunity.

iii)
At the end of the Employment Period, or at any other time upon the Company’s request, the Employee will deliver to the Company any and all Company-related property, including, without limitation, files, drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all paper and electronic copies thereof, and any other material containing or disclosing any Confidential Information. The Employee further agrees that any property situated on the Company’s premises and owned by the Company, including communication devices, computers, disks, other storage media, filing cabinets, and other work areas, is subject to inspection by Company personnel at any time, with or without notice.

iv)
At the Company’s request and expense, the Employee will assist any of the Keane Companies during the Employment Period and thereafter (but subject to reasonable notice and taking into account the Employee’s schedule) in connection with any controversy or legal proceeding relating to this Section 4(e).

f)
Cooperation. During the Employment Period and thereafter, the Employee shall cooperate fully with any investigation or inquiry by the Company or any governmental or regulatory agency or body, that relates to the Company or its subsidiaries’ or affiliates’ operations during the Employment Period, for the duration of any investigation or inquiry that commenced during the statute of limitations of the claims underlying such investigation or inquiry.

g)
Property. The Employee acknowledges that all equipment (e.g., cell phone, laptop, printer) provided to her by a Keane Company and originals and copies of materials, records and documents generated by her or coming into her possession during her employment by the Company (prior to or during the Employment Period) are the sole property of such Keane Company (“Company Property”). During the Employment Period, and at all times thereafter, the Employee shall not remove, or cause to be removed, from the premises of the Keane Companies, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Keane Companies, except in furtherance of her duties under the Agreement. When the Employee’s employment with the Company terminates, or upon request of the Company at any time, the Employee shall promptly deliver to the Company all copies of Company Property in her possession or control.

a)
Nondisparagement. The Employee agrees that he will not, during the duration of the Employment Period and at any time thereafter, publish or communicate to any Person any Disparaging (as defined below) remarks, comments or statements concerning any of the Keane Companies, their parents, subsidiaries and affiliates, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the Person being disparaged. Notwithstanding the foregoing, nothing in this Employment Agreement shall be construed to preclude truthful disclosures in response to lawful process as required by applicable law, regulation, or order or directive of a court, governmental agency or regulatory organization.

b)
Disclosure. Prior to commencing subsequent employment at any time during the Restriction Period, the Employee agrees to disclose the provisions of this Section 4 to the Employee’s prospective employer.

c)
Covenants not in Limitation of Similar Agreements. The provisions of this Section 4 shall be in addition to, and not in limitation of, any other similar provisions or agreements to which the Employee is bound or may be bound in the future.

d)
Tolling of Restricted Period. If the Employee breaches any of the Restrictive Covenants, the running of the Restricted Period shall be tolled and will not run in favor of the Employee for so long as such breach continues.

e)
Severability of Covenants. If any of the Restrictive Covenants, or any part thereof, is held by a court of competent jurisdiction or any foreign, federal, state, county, or local government or other governmental, regulatory, arbitral, or administrative agency or authority to be invalid, void, unenforceable, or against public policy for any reason, the remainder of the Restrictive Covenants shall remain in full force and effect and shall in no way be affected, impaired, or invalidated, and such court, government, agency, or authority shall reform the Restrictive Covenants and/or to substitute, to the extent enforceable, provisions similar thereto or other provisions so as to provide to the Company and its affiliates, to the fullest extent permitted by applicable law, the benefits intended by such provisions.

f)
Remedies; Specific Performance. The Parties acknowledge and agree that the Employee’s breach or threatened breach of any of the restrictions set forth in Section 4 will result in irreparable and continuing damage to the Protected Parties for which there may be no adequate remedy at law and that the Protected Parties shall be entitled to seek equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach, without requiring the posting of a bond. The Employee hereby consents to the grant of an injunction (temporary or otherwise) against the Employee or the entry of any other court order against the Employee prohibiting and enjoining her from violating, or directing her to comply with any provision of Section 4. The Employee also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Protected Parties against her for such breaches or threatened or attempted breaches. In addition, without limiting the Protected Parties’ remedies for any breach of any restriction on the Employee set forth in Section 4, except as required by law, the Employee shall not be entitled to any payments set forth in Section 3(i)(ii) hereof, other than the Accrued Benefits, if the Employee has breached the covenants applicable to the Employee contained in Section 4, the Employee will immediately return to the Protected

Parties any such payments previously received under Section 3(i)(ii) upon such a breach, and, in the event of such breach, the Protected Parties will have no obligation to pay any of the amounts that remain payable by the Company under Section 3(i)(ii). Nothing herein will be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages and the Company’s attorneys’ fees and costs incurred in seeking the injunction, or any other remedies from the Employee.

g)
Enforceability in Jurisdictions. The parties intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restricted Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly invalid or unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

5)	Employee Representations. The Employee hereby represents and warrants to the Company that:

a)
the execution, delivery and performance of this Employment Agreement by the Employee does not and will not conflict with, breach, violate, or cause a default under any contract, agreement, instrument, order, judgment, or decree to which the Employee is a party or by which he is bound;

b)
he has no proprietary or otherwise confidential information about any competitor of the Business in her possession and he has been instructed not to use any such information in connection with her employment with the Company; and

c)
upon the execution and delivery of this Employment Agreement by the Company, this Employment Agreement shall be the valid and binding obligation of the Employee, enforceable in accordance with its terms.

6)	No Tax Representations; Section 409A.

a)
Neither the Company nor its representatives and attorneys have made, nor do they make, any promise or warranty whatsoever with regard to the tax consequences, if any, of any issuance, grant, lapse of restriction, forfeiture or other event made to or on behalf of or affecting the Employee in connection with this Employment Agreement. The Employee agrees that if he deems it necessary he has or will retain a professional tax advisor to inform the Employee regarding the tax consequences to the Employee, if any, of this Employment Agreement. The parties agree and affirm that each shall bear sole responsibility for their respective tax consequences that may arise from or relate to any payment described in this Employment Agreement. The Employee acknowledges that if applicable law requires the

Company to make any report or disclosure to any taxing authority with respect to any payment made or consideration provided to or on behalf of the Employee in connection with this Employment Agreement, the Company may do so.

b)
Notwithstanding the foregoing, the intent of the parties is that payments and benefits under this Employment Agreement that constitute non-qualified deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall comply with Code Section 409A, and, accordingly, to the maximum extent permitted, this Employment Agreement shall be interpreted and administered to be in compliance with Code Section 409A. Any term used in this Employment Agreement which is defined in Code Section 409A or the regulations promulgated thereunder (the “Regulations”) shall have the meaning set forth therein unless otherwise specifically defined herein. Any obligations under this Employment Agreement that arise in connection with the Employee’s “termination of employment,” “termination” or other similar references shall only be triggered if the termination of employment or termination qualifies as a “separation from service” within the meaning of §1.409A-1(h) of the Regulations.

c)
Notwithstanding any other provision of this Employment Agreement, if, at the time of the termination of the Employee’s employment, the Employee is a “specified employee,” as defined in Section 409A or the Regulations, and any payments upon such termination under this Employment Agreement will result in additional tax or interest to the Employee under Code Section 409A, he will not be entitled to receive such payments until the date which is the earlier of (i) six (6) months and one (1) day after such separation from service and (ii) the date of the Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 6(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or provided to the Employee in a lump sum and any remaining payments and benefits due under this Employment Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

d)
If any expense reimbursement or in-kind benefit provided to the Employee under this Employment Agreement is determined to be “deferred compensation” within the meaning of Section 409A, then such reimbursement or in-kind benefit shall be made or provided in accordance with the requirements of Code Section 409A, including that (i) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Employment Agreement be paid later than December 31 of the year following the year during which the applicable fees, expenses or other amounts were incurred, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits that the Company is obligated to pay or provide, in any given calendar year shall not affect the expenses that the Company is obligated to reimburse, or the in-kind benefits that the Company is obligated to pay or provide, in any other calendar year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; (iii) the Employee’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Employee’s remaining lifetime (or if longer, through the tenth (10th) anniversary of the Effective Date).

e)
For purposes of Code Section 409A, the Employee’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Employment Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may the Employee, directly or indirectly, designate the calendar year of any payment to be made under this Employment Agreement, to the extent such payment is subject to Code Section 409A.

7)	Definitions. For purposes of this Employment Agreement:

a)
“Cause” means, (i) the Employee’s indictment for, conviction of, or plea of no contest to a felony or any crime involving dishonesty or theft; (ii) the Employee’s conduct in connection with the Employee’s employment duties or responsibilities that is fraudulent, unlawful, or grossly negligent; (iii) the Employee’s willful misconduct; (iv) the Employee’s contravention of specific lawful directions related to a material duty or responsibility which is directed to be taken by the Company; (v) the Employee’s material breach of the Employee’s obligations under this Employment Agreement, including, but not limited to, breach of the Employee’s Restrictive Covenants set forth in Section 4 hereof; (vi) any act of dishonesty by the Employee resulting or intending to result in personal gain or enrichment at the expense of the Company, its parent, subsidiaries or affiliates; or (vii) the Employee’s failure to comply with a material policy of the Company, its parent, subsidiaries or affiliates.

b)	“Keane Companies” means the Company, its parent, and all of its subsidiaries, successors and assigns.

c)
“Person” shall mean an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization.

d)	“Termination Date” shall mean the last date of the Employee’s employment with the Company, without regard for the reason for termination.

8)	Protected Rights.

a)
The Employee understands that this Employment Agreement does not limit the Employee’s ability to communicate with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”), including to report possible violations of federal law or regulation or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.

b)
The Employee will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made (x) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

9)	Other Provisions.

a)
Notices. All notices, requests, demands, and other communications that are required or may be given under this Employment Agreement shall be in writing, delivered via personal delivery; facsimile; certified or registered mail, return receipt requested; or overnight delivery service; and shall be deemed to have been duly given when received. In each case, notice shall be sent to the address for the Employee as may be in the Company’s records. The Employee shall ensure that her current address shall be reflected in the Company’s records.

b)
Entire Agreement. This Employment Agreement contains the entire agreement between the parties with respect to the Employee’s employment with the Company and supersedes all prior contracts and other agreements, written or oral, with respect thereto, specifically including, but not limited to, all prior agreements (including, without limitation, the term sheet) between the Company and the Employee concerning the Employee’s employment.

c)
Amendments. This Employment Agreement may be amended, modified, superseded, canceled, renewed, or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by both the parties or, in the case of a waiver, signed by the party waiving compliance. Any change or changes in the Employee’s duties, salary, or compensation will not affect the validity or scope of this Employment Agreement.

d)
Waiver. No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power, or privilege hereunder, nor any single or partial exercise of any right, power, or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder.

e)
Applicable Law. This Employment Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, regardless of any choice of law provisions that would provide for a different governing law.

f)
Venue. The Employee expressly consents to the personal jurisdiction of the state and federal courts located in Harris County, Texas, for any lawsuit arising from or relating to this Employment Agreement.

g)
Jury Waiver. THE PARTIES EXPRESSLY AND UNCONDITIONALLY WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY AND ALL CLAIMS OR CAUSES OF ACTION ARISING FROM OR RELATING TO THEIR RELATIONSHIP. THE PARTIES ACKNOWLEDGE THAT A RIGHT TO A JURY IS A CONSTITUTIONAL RIGHT, THAT THEY HAVE HAD THE OPPORTUNITY TO CONSULT WITH INDEPENDENT COUNSEL AND THAT THIS JURY WAIVER HAS BEEN ENTERED INTO KNOWINGLY AND VOLUNTARILY BY ALL PARTIES TO THIS EMPLOYMENT AGREEMENT. IN THE EVENT OF LITIGATION, THIS EMPLOYMENT AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT. ADDITIONALLY, THE PARTIES EXPRESSLY AGREE THAT ALL CLAIMS MUST BE BROUGHT IN THE PARTIES’ INDIVIDUAL CAPACITY, AND NOT AS A PRIVATE ATTORNEY GENERAL, PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS, COLLECTIVE OR REPRESENTATIVE PROCEEDING AND ANY SUCH RIGHT TO BRING SUCH CLASS, COLLECTIVE OR REPRESENTATIVE CLAIMS IS EXPRESSLY WAIVED.

h)
Binding Effect; Benefit. This Employment Agreement shall inure to the benefit of and be binding upon the parties hereto and any successors-in-interest. Nothing in this Employment Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or such successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Employment Agreement.

i)
Severability. If any one or more of the provisions contained in this Employment Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Employment Agreement, and this Employment Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Employment Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity, or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

j)
Assignment. This Employment Agreement, and the Employee’s rights and obligations hereunder, may not be assigned by the Employee; provided, however, that it shall be enforceable by the Employee’s legal representatives and other successors in interest. The Company may assign this Employment Agreement and its rights, together with its obligations, hereunder to any affiliate or in connection with any sale, transfer, or other disposition of all or substantially all of its assets or business, whether by merger, consolidation, or otherwise.

k)	Counterparts. This Employment Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

l)	Copies. An electronic or facsimile copy of this Employment Agreement or a counterpart shall be deemed, and shall have the same legal force and effect as, an original document.

m)	Headings. The headings in this Employment Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Employment Agreement.

n)
Acknowledgement of Full Understanding. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS EMPLOYMENT AGREEMENT. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HER CHOICE BEFORE SIGNING THIS EMPLOYMENT AGREEMENT.

[Signatures Appear on the Next Page]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

Phung Ngo-Burns

/s/ Phung Ngo-Burns

KGH Intermediate Holdco II, LLC

By:	/s/ Gregory L. Powell
Name:	Gregory L. Powell
Title:	President and Chief Financial Officer